FOR IMMEDIATE RELEASE
August 2, 2017

Genesis Energy, L.P. Reports Second Quarter 2017 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
Certain highlights of our results for the quarter ended June 30, 2017 included the following items:

*	We reported the following results for the second quarter of 2017 compared to the same quarter in 2016:

•
Net Income Attributable to Genesis Energy, L.P. of $33.7 million, or $0.28 per unit, for the second quarter of 2017 compared to $23.7 million, or $0.22 per unit, for the same period in 2016, representing an increase of $10.0 million, or 42%.

•	Cash Flows from Operating Activities of $119.3 million for the second quarter of 2017 compared to $62.6 million for the same period in 2016, representing an increase of $56.8 million, or 91%.

•
Available Cash before Reserves of $90.2 million in the second quarter of 2017, a decrease of $5.9 million over the prior year quarter, or 6.1%, providing 1.02 coverage for our quarterly distribution to unitholders attributable to that quarter, which is discussed below.

•
Adjusted EBITDA for the second quarter of 2017 was $126.4 million, a decrease of $7.0 million, or 5.3%, over the prior year quarter. Our Adjusted Debt to Pro Forma EBITDA ratio is 5.40 as of June 30, 2017. These amounts are calculated and further discussed later in this press release.

*
On August 14, 2017, we will pay a total quarterly distribution of $88.6 million based on our quarterly declared distribution of $0.7225 per unit attributable to our financial and operational results for the second quarter of 2017. This represents an increase in our distribution for the forty-eighth consecutive quarter.

Grant Sims, CEO of Genesis Energy, said, “During the quarter, we experienced extraordinary planned and unplanned downtime by our producer customers at several major fields in the Gulf of Mexico which resulted in our reported segment margin for the quarter being negatively impacted by some $9 million. While we expect some continuation of such negative effects in the third quarter, we believe they will be largely behind us going into the fourth quarter and in no way are reflective of the underlying long-term resiliency of the deepwater.

In spite of these specific challenges, we are encouraged by the ramping volumes we are beginning to experience on our recently completed organic projects in the Baton Rouge corridor and in and around Texas City. Our marine and refinery services segments performed consistent with our expectations. All in all, we feel we are reasonably positioned at this point to realize increasing financial contributions from our businesses with little additional capital required. This should allow us to work towards our goal of decreasing leverage in future periods with the majority of our capital spend behind us and the majority of our expected increased segment margin in front of us.
On August 2, 2017, we entered into a stock purchase agreement with a subsidiary of Tronox Limited ("Tronox") pursuant to which we will acquire for approximately $1.325 billion in cash all of Tronox's trona and trona-based exploring, mining, processing, producing, marketing and selling business (the “Alkali Business”). The Alkali Business is the world’s largest producer of natural soda ash, also known as sodium carbonate (Na2CO3), a basic building block for a number of ubiquitous products, including flat glass, container glass, dry detergent and a variety of chemicals and other industrial products. The Alkali Business produces approximately four million tons of natural soda ash per year, representing approximately 28% of all the natural soda ash produced in the world, and based on current production rates, has an estimated reserve life remaining of over 100 years. Having been in continuous operations for almost 70 years, it sells its products to a broad, industry-diverse and worldwide customer base, including numerous long-term relationships.
In conjunction with the transaction, Genesis has received binding commitments for the purchase of approximately $750 million of 8.75% Class A Convertible Preferred Units from investment vehicles affiliated with KKR Global Infrastructure Investors

II, L.P. (“KKR”) and GSO Capital Partners LP (“GSO”). KKR and GSO will acquire approximately 22.2 million units at a price of $33.71 per unit.
The acquisition of Tronox’s Alkali Business is an exciting growth opportunity for us. We believe the acquisition to be immediately deleveraging and will provide further diversification and substantial scale to the partnership. The business is a great strategic fit with our current asset base and shares many characteristics with our existing refinery services business. It is a market leader with high barriers to entry, and generates stable and predictable cash flow, with production sold out each of the last seven years and estimated last twelve months adjusted EBITDA of $166 million. We are excited to partner with KKR and GSO, two leading global investment firms. We believe their investment not only validates our view of the Alkali Business opportunity but also underscores the quality of Genesis’ existing diverse asset footprint including industry leading positions in multiple businesses.
We currently expect to fund the acquisition price and related transaction costs with proceeds from the sale of the preferred units, a notes offering and/or borrowings under our $1.7 billion senior secured credit facility, as well as cash on hand. We expect to close the acquisition in the second half of 2017."
Financial Results
Segment Margin
Beginning in the fourth quarter of 2016, we started reporting our results on a comparative basis in four business segments. Due to the increasingly integrated nature of our onshore operations, the results of our onshore pipeline transportation segment, formerly reported under its own segment, is now reported in our onshore facilities and transportation segment. The onshore facilities and transportation segment was formerly named as our supply and logistics segment. This segment has been renamed in the second quarter of 2017 to more accurately describe the nature of its operations.
Variances between the second quarter of 2017 (the “2017 Quarter”) and the second quarter of 2016 (the “2016 Quarter”) in these components are explained below.
Segment results for the 2017 Quarter and 2016 Quarter were as follows:

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Offshore pipeline transportation	$78,211	$84,282
Onshore facilities and transportation	25,296	20,261
Refinery services	16,337	19,861
Marine transportation	14,156	18,082
Total Segment Margin	$134,000	$142,486

Offshore pipeline transportation Segment Margin for the 2017 Quarter decreased $6.1 million, or 7.2%, from the 2016 Quarter. The 2017 Quarter was negatively impacted by both anticipated and unanticipated downtime at several major fields, including weather-related downtime, affecting certain of our deepwater Gulf of Mexico customers and thus certain of our key crude oil and natural gas assets, including our Poseidon pipeline and certain associated laterals which we own. While such downtime was temporary and each of the major fields are back to being fully operational, we expect additional planned downtime for maintenance involving certain customers' fields during the third quarter of 2017.
Onshore facilities and transportation Segment Margin increased by $5.0 million, or 24.9%, between the two quarters. In the 2017 Quarter, this increase is primarily attributable to the ramp up in volumes on our pipeline, rail and terminal infrastructure on our recently completed infrastructure in the Baton Rouge corridor. In addition, relative to the first quarter of 2017, we experienced an increase in sequential volumes on our Texas pipeline system as the repurposing of our Houston area crude oil pipeline and expansion of our terminal infrastructure became operational in the 2017 Quarter. These factors were partially offset by a decrease in our Segment Margin due to lower demand in our historical back-to-back, or buy/sell, crude oil marketing business associated with aggregating and trucking crude oil from producers' leases to local or regional re-sale points.
Refinery services Segment Margin for the 2017 Quarter decreased $3.5 million, or 17.7%. The 2017 Quarter results were in line with our expectations and include the effects of previously disclosed commercial discussions with certain of our host refineries and several NaHS customers, which resulted in extending the term and tenor of a large number of contractual relationships. This includes the extension of our largest refinery services agreement at our Westlake facility through 2026.

Marine transportation Segment Margin for the 2017 Quarter decreased $3.9 million, or 21.7%, from the 2016 Quarter. The decrease in Segment Margin is primarily due to a combination of slightly lower utilization and lower day rates on our inland fleet, as well as lower day rates on our offshore fleet (which offset higher utilization as adjusted for planned dry docking time). This excludes the M/T American Phoenix which is under long term contract through September 2020. In our inland fleet, utilization was strong at the beginning of the 2017 Quarter, but slowed towards the end as turnarounds at certain of our refinery customers ended and other market factors resulted in weaker demand for black oil barge freight.

Other Components of Net Income
In the 2017 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $33.7 million compared to $23.7 million in the 2016 Quarter. This increase principally relates to a $26.7 million gain involving the sale and disposition of certain non-core natural gas gathering and platform assets in the Gulf of Mexico. This increase was partially offset by a non-cash provision of $12.6 million relating to certain leased railcars no longer in use.
We have increased our quarterly distribution rate for the forty-eighth consecutive quarter. Distributions attributable to each quarter of 2017 and 2016, are as follows:

Distribution For	Date Paid	Per Unit Amount
2017
2nd Quarter	August 14, 2017	$0.7225
1st Quarter	May 15, 2017	$0.7200
2016
4th Quarter	February 14, 2017	$0.7100
3rd Quarter	November 14, 2016	$0.7000
2nd Quarter	August 12, 2016	$0.6900
1st Quarter	May 13, 2016	$0.6725

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, August 3, 2017, at 7:00 a.m. Central time (8:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, refinery services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES	$406,723	$445,976	$822,214	$824,390

COSTS AND EXPENSES:
Costs of sales and operating expenses	306,013	330,805	602,819	590,515
General and administrative expenses	9,338	11,283	19,314	23,504
Depreciation and amortization	56,609	55,900	112,721	102,535
Gain on sale of assets	(26,684)	—	(26,684)	—
OPERATING INCOME	61,447	47,988	114,044	107,836
Equity in earnings of equity investees	10,426	12,157	21,761	22,874
Interest expense	(37,990)	(35,535)	(74,729)	(69,922)
INCOME BEFORE INCOME TAXES	33,883	24,610	61,076	60,788
Income tax expense	(303)	(1,009)	(558)	(2,010)
NET INCOME	33,580	23,601	60,518	58,778
Net loss attributable to noncontrolling interests	153	126	305	252
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$33,733	$23,727	$60,823	$59,030
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.28	$0.22	$0.50	$0.54
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	109,979	120,495	109,979

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	219,693	214,884	228,851	205,878
Poseidon (1)	256,727	265,157	258,507	257,386
Odyssey (1)	116,663	104,816	115,645	106,304
GOPL	6,719	5,030	8,089	5,612
Offshore crude oil pipelines total	599,802	589,887	611,092	575,180

Natural gas transportation volumes (MMbtus/d) (1)	502,801	588,068	539,347	592,933

Refinery Services Segment
NaHS (dry short tons sold)	30,665	30,011	65,194	61,817
NaOH (caustic soda dry short tons sold)	17,809	21,387	34,216	40,149

Marine Transportation Segment
Inland Fleet Utilization Percentage (2)	90.6%	91.7%	90.3%	93.3%
Offshore Fleet Utilization Percentage (2)	99.3%	91.6%	97.9%	88.5%

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	31,598	40,568	19,822	56,963
Jay	14,435	14,583	14,868	14,178
Mississippi	8,520	10,715	8,668	11,164
Louisiana (3)	131,300	20,213	107,100	24,869
Wyoming	20,638	13,987	18,603	10,684
Onshore crude oil pipelines total	206,491	100,066	169,061	117,858

Free State- CO2 Pipeline (Mcf/day)	60,070	83,965	75,420	107,795

Crude oil and petroleum products sales (barrels/day)	48,564	65,929	47,819	67,955

Rail load/unload volumes (barrels/day) (4)	69,362	5,735	61,511	13,472

(1) Volumes for our equity method investees are presented on a 100% basis.
(2) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.
(3) Total daily volume for the three months and six months ended June 30, 2017 includes 66,442 and 49,346 barrels per day respectively of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines which became operational in the fourth quarter of 2016.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$10,077	$7,029
Accounts receivable - trade, net	217,834	224,682
Inventories	68,787	98,587
Other current assets	31,012	29,271
Total current assets	327,710	359,569
Fixed assets, net	4,213,814	4,214,864
Investment in direct financing leases, net	129,164	132,859
Equity investees	390,326	408,756
Intangible assets, net	193,389	204,887
Goodwill	325,046	325,046
Other assets, net	60,927	56,611
Total assets	$5,640,376	$5,702,592
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$117,100	$119,841
Accrued liabilities	120,096	140,962
Total current liabilities	237,196	260,803
Senior secured credit facility	1,211,000	1,278,200
Senior unsecured notes, net of debt issuance costs	1,816,259	1,813,169
Deferred tax liabilities	26,249	25,889
Other long-term liabilities	199,835	204,481
Partners' capital:
Common unitholders	2,159,698	2,130,331
Noncontrolling interests	(9,861)	(10,281)
Total partners' capital	2,149,837	2,120,050
Total liabilities and partners' capital	$5,640,376	$5,702,592

Units Data:
Total common units outstanding	122,579,218	117,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2017	2016
Total Segment Margin (1)	$134,000	$142,486
Corporate general and administrative expenses	(7,137)	(10,491)
Non-cash items included in general and administrative costs	(763)	778
Cash expenditures not included in Adjusted EBITDA	327	747
Cash expenditures not included in net income	(8)	(57)
Adjusted EBITDA	126,419	133,463
Depreciation, amortization and accretion	(59,382)	(62,213)
Interest expense, net	(37,990)	(35,535)
Cash expenditures not included in Adjusted EBITDA	(319)	(690)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(9,140)	(11,141)
Differences in timing of cash receipts for certain contractual arrangements (2)	3,166	3,163
Other non-cash items	(2,813)	(2,311)
Income tax expense	(303)	(1,009)
Gain on sale of assets	26,684	—
Non-cash provision for leased items no longer in use	(12,589)	—
Net income attributable to Genesis Energy, L.P.	$33,733	$23,727

(1) See definition of Segment Margin later in this press release.
(2) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME AND NET CASH FLOWS FROM OPERATING ACTIVITIES TO AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$33,733	$23,727
Depreciation, amortization and accretion	59,382	62,213
Cash received from direct financing leases not included in income	1,709	1,548
Cash effects of sales of certain assets	5,003	209
Effects of distributable cash generated by equity method investees not included in income	9,140	11,141
Expenses related to acquiring or constructing growth capital assets	327	747
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	480	(338)
Maintenance capital utilized (1)	(3,120)	(1,795)
Non-cash tax expense	153	710
Differences in timing of cash receipts for certain contractual arrangements (2)	(3,166)	(3,163)
Gain on sale of assets	(26,684)	—
Non-cash provision for leased items no longer in use	12,589	—
Other items, net	618	1,036
Available Cash before Reserves	$90,164	$96,035
(1) Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $6.8 million and $11.4 million, respectively.
(2) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Cash Flows from Operating Activities	$119,349	$62,566
Maintenance capital utilized (1)	(3,120)	(1,795)
Proceeds from asset sales	5,003	209
Amortization of debt issuance costs and discount	(2,678)	(2,551)
Effects of available cash from joint ventures not included in operating cash flows	4,805	6,063
Net effect of changes in components of operating assets and liabilities not included in calculation of Available Cash before Reserves	(37,381)	38,174
Non-cash effect of equity based compensation expense	2,248	(4,679)
Expenses related to acquiring or constructing growth capital assets	327	747
Differences in timing of cash receipts for certain contractual arrangements (2)	(3,166)	(3,163)
Other items affecting available cash	4,777	464
Available Cash before Reserves	$90,164	$96,035
(1) Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $6.8 million and $11.4 million, respectively.
(2) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities	$119,349	$62,566
Interest Expense	37,990	35,535
Amortization of debt issuance costs and discount	(2,678)	(2,551)
Effects of available cash from equity method investees not included in operating cash flows	4,805	6,063
Net effect of changes in components of operating assets and liabilities not included in calculation of Adjusted EBITDA	(37,381)	38,174
Non-cash effect of equity based compensation expense	2,248	(4,679)
Expenses related to acquiring or constructing growth capital assets	327	747
Differences in timing of cash receipts for certain contractual arrangements (1)	(3,166)	(3,163)
Other items, net	4,925	771
Adjusted EBITDA	$126,419	$133,463
(1) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	June 30, 2017
Senior secured credit facility	$1,211,000
Senior unsecured notes	1,816,259
Less: Outstanding inventory financing sublimit borrowings	(47,600)
Less: Cash and cash equivalents	(10,077)
Adjusted Debt (1)	$2,969,582

	Pro Forma LTM
	June 30, 2017
LTM Adjusted EBITDA (as reported) (2)	$522,723
Acquisitions and material projects EBITDA adjustment (3)	26,763
Pro Forma EBITDA	$549,486

Adjusted Debt-to-Pro Forma EBITDA	5.40	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P., was $32.1 million for the third quarter of 2016, $29.6 million for the fourth quarter of 2016 , $27.1 million for the first quarter of 2017, and $33.7 million for the second quarter of 2017. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our

Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for certain items, some of the most significant of which tend to be (a) the elimination of certain non-cash revenues, expenses, gains, losses or charges (such as depreciation and amortization, unrealized gain or loss on derivative transactions not designated as hedges for accounting purposes, gain or loss on sale of non-surplus assets and equity compensation expense that is not settled in cash), (b) the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), (c) the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, (d) certain litigation expenses that are not deducted in determining our Pro Forma Adjusted EBITDA under our senior secured credit facility, and (e) the subtraction of maintenance capital utilized, which is described in detail below.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense and income taxes, and eliminating non-cash revenues, expenses, gains, losses and charges (such as depreciation and amortization, unrealized gain or loss on derivative transactions not designated as hedges for accounting purposes, gain or loss on sale of non-surplus assets and equity based compensation expense that is not settled in cash), plus or minus certain other items, the most significant of which tend to be (a) the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), (b) the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, and (c) the elimination of certain litigation expenses that are not deducted to determine our Pro Forma Adjusted EBITDA under our senior secured credit facility.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees and certain litigation expenses that are not deducted to determine our Pro Forma Adjusted EBITDA under our senior secured credit facility. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases and eliminates non-cash revenues, expenses, gains, losses and charges (such as depreciation and amortization, unrealized gain or loss on derivative transactions not designated as hedges for accounting purposes, gain or loss on sale of non-surplus assets and equity based compensation expense that is not settled in cash).

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516